Exhibit 99.1

News release

QLT ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

For Immediate Release	December 2, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that Sukhi Jagpal, Chief Financial Officer of the Company, has notified the Company that he is leaving to pursue other opportunities. Mr. Jagpal will continue in his current role through January 26, 2015. The Company will explore its options to fill the position.

Mr. Jagpal joined QLT in 2003 and held positions of increasing responsibility in the finance department until he was appointed Interim Chief Financial Officer in July 2012 and then Chief Financial Officer in February 2013. “The Board and I would like to thank Mr. Jagpal for his service and loyal dedication to QLT over the past 11 years, and we wish him the very best in his future endeavors,” said Dr. Geoffrey F. Cox, the Interim Chief Executive Officer of the Company.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “could,” “believes,” “expects”; “intends,” “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; factors described in detail in QLT’s Annual Report on Form 10K, Quarterly Reports on Form 10Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.